Exhibit 99

Bina Thompson 212-310-3072

Hope Spiller 212-310-2291

FOR IMMEDIATE RELEASE…

Colgate To Sell Its North American Laundry Detergent Brands;

Separately, Will Repatriate $800 Million From Overseas Operations Under American Jobs Creation Act

New York, New York, July 12, 2005... Colgate-Palmolive Company (NYSE:CL) announced today its agreement to sell its North American heavy-duty laundry detergent brands to Phoenix Brands LLC. The transaction includes the sale of the detergent brands Fab, Dynamo, Arctic Power, ABC, Cold Power and Fresh Start, and the license of the Ajax brand for laundry detergents, in the United States, Canada and Puerto Rico.

Reuben Mark, Colgate’s Chairman and CEO said, “The sale of these detergent brands is an important part of Colgate’s strategy to de-emphasize detergents while focusing on our high margin, fast-growing oral, personal and pet care businesses.”

The sale, which is subject to approval by U.S. regulatory authorities, is expected to close in the third quarter of 2005 and generate a one-time after-tax gain of $60 million. Other one-time items expected in the third quarter 2005 include the previously disclosed restructuring charges of approximately $50 million after-tax and as expected, a one-time tax charge covering cash repatriation from overseas operations under the American Jobs Creation Act. It is expected that approximately $800 million will be repatriated at a one-time tax cost estimated at $35 million.

Mr. Mark concluded, “The sale of the North American detergent brands will increase our North American gross profit margin by 100 basis points and generate even greater focus on our strong and strategically vital oral, personal and pet care businesses.”

* * *

About Colgate-Palmolive: Colgate-Palmolive is a leading global consumer products company, tightly focused on Oral Care, Personal Care, Home Care and Pet Nutrition. Colgate sells its products in over 200 countries and territories around the world under such internationally recognized brand names as Colgate, Palmolive, Mennen, Softsoap, Irish Spring, Protex, Sorriso, Kolynos, Elmex, Ajax, Axion, Soupline, Suavitel and Fab, as well as Hill’s Science Diet and Hill’s Prescription Diet pet foods. For more information about Colgate’s global business, visit the Company’s web site at http://www.colgate.com.

This press release (other than historical information) may contain forward-looking statements. Actual events or results may differ materially from those statements. Investors should consult the Company’s filings with the Securities and Exchange Commission (including the information set forth under the caption “Cautionary Statement on Forward-Looking Statements” in the Company’s Form 10-K for the year ended December 31, 2004) for information about factors that could cause such differences. Copies of these filings may be obtained upon request from the Company’s Investor Relations Department or the Company’s web site at http://www.colgate.com.